Keryx Biopharmaceuticals Announces Commencement of Phase 3 Program of Ferric Citrate (ZerenexTM) in Japan by Partner, Japan Tobacco and Torii Pharmaceutical

Clinical Milestone Triggers Payment to Keryx

NEW YORK, NY, April 18, 2011 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), announced today that its Japanese partner, Japan Tobacco Inc. (JT) and Torii Pharmaceutical Co., Ltd. (Torii), JT's pharmaceutical business subsidiary, has commenced the Phase 3 clinical program of ferric citrate in Japan for the treatment of patients with hyperphosphatemia.  Under the license agreement with JT/Torii, within 30 days, Keryx will receive a non-refundable milestone payment of $5 million from JT/Torii for the achievement of this milestone.  ZerenexTM (ferric citrate), a ferric iron-based phosphate binder, is also in Phase 3 clinical development in the United States for the treatment of hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis.

Ron Bentsur, Chief Executive Officer of Keryx, stated, "We congratulate our partner, JT/Torii, on the initiation of the Phase 3 program in Japan and are excited by their progress.  We believe that this serves to further validate the commercial potential for Zerenex worldwide.”

Keryx holds a worldwide license (except for certain Asian Pacific countries) to Zerenex from Panion & BF Biotech, Inc.

Sublicense Agreement with Japan Tobacco & Torii Pharmaceutical

In September 2007, Keryx sublicensed to JT and Torii the exclusive rights for the development and commercialization of its hyperphosphatemia drug, Zerenex (ferric citrate), in Japan. The licensing arrangement calls for JT and Torii to pay to Keryx up to $100 million in up-front license fees and payments upon the achievement of specified milestones, of which $28 million has been received by Keryx to date.  In addition, upon commercialization, JT and Torii will make royalty payments to Keryx on net sales of the drug in Japan. JT and Torii are responsible for all development and commercialization costs in Japan.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with approved therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex (ferric citrate), an oral, ferric iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex for the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease on dialysis is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for ZerenexTM (ferric citrate) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability, and our Japanese partner’s ability, to successfully and cost-effectively complete clinical trials for Zerenex (ferric citrate); and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:
Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com